Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-139495) pertaining to the Cal Dive International, Inc. Employee Stock Purchase Plan, and the Cal Dive International, Inc. 2006 Long-Term Incentive Plan of our report dated February 28, 2007, with respect to the consolidated and combined financial statements of Cal Dive International, Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Houston, Texas
February 28, 2007